Exhibit 2.2

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF VALIDATION OF “NEXT THING TECHNOLOGIES INC”, FILED IN THIS OFFICE ON THE TWENTIETH DAY OF APRIL, A.D. 2023, AT 10:19 O’CLOCK A.M.

7577552 8100	Authentication: 203186678
SR# 20231537981	Date: 04-21-23

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:19 AM 04/20/2023
FILED 10:19 AM 04/20/2023
SR 20231537981 - File Number 7577552

CERTIFICATE OF VALIDATION OF

CERTIFICATE OF DESIGNATION OF

SERIES SEED PREFERRED STOCK OF

NEXT THING TECHNOLOGIES INC

Pursuant to Section 204 of the General Corporation Law of the State of Delaware (the “DGCL”), Next Thing Technologies Inc, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies as follows:

1. A Certificate of Designation of Series Seed Preferred Stock of the Corporation (the “Certificate of Designation”) was intended to be approved by the Board of Directors of the Corporation and subsequently filed with the Secretary of State of the State of Delaware on or about March 17, 2022, but was not approved or filed at that time. The Corporation subsequently issued a total of 2,620,394 shares of Series Seed Preferred Stock (the “Shares”) from March 18, 2022 through December 12, 2022. The failure of the Board of Directors to approve and file the Certificate of Designation, as well as the subsequent issuances of the Shares, constituted defective corporate acts under Section 204 of the DGCL.

2. The time and date of each issuance of Shares constituting the defective corporate acts for purposes of Section 204 of the DGCL is listed on Exhibit A hereto.

3. On April 18, 2023, the Board of Directors adopted resolutions ratifying such defective corporate acts, including the Certificate of Designation and the issuance of the Shares pursuant to the Certificate of Designation.

4. Attached hereto as Exhibit B is the Certificate of Designation intended to be filed with the Secretary of State of the State of Delaware on March 17, 2022. The Certificate of Designation contains all information required under Section 151(g) of the DGCL to give effect to such defective corporate act. The Certificate of Designation shall be deemed to have become effective as of March 18, 2022, at 12:01 a.m. (Eastern) pursuant to Section 204 of the DGCL.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Validation to be executed by its duly authorized officer this 18th day of April, 2023.

Next Thing Technologies Inc

DocuSigned by:

By:	/s/ Jason Adams
Name:	Jason Adams
Title:	CEO & President

Exhibit A

Defective Issuances of Putative Stock

Type	Number of Shares	Date
Series Seed Preferred	183,286	March 18, 2022
Series Seed Preferred	135,008	March 18, 2022
Series Seed Preferred	3,137	April 15, 2022
Series Seed Preferred	637,301	April 15, 2022
Series Seed Preferred	1,379	July 29, 2022
Series Seed Preferred	564,273	July 28, 2022
Series Seed Preferred	610,491	September 16, 2022
Series Seed Preferred	485,519	December 12, 2022

Total	2,620,394

EXIDBITB

[ATTACHED AS NEXT PAGES]

CERTIFICATE OF DESIGNATION OF

SERIES SEED PREFERRED STOCK OF

NEXT THING TECHNOLOGIES INC

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Next Thing Technologies Inc, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.00001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

1. Designation. There shall be a series of Preferred Stock that shall be designated as “Series Seed Preferred Stock” (the “Series Seed Preferred Stock”) and the number of Shares constituting such series shall be 2,620,394. The rights, preferences, powers, restrictions, and limitations of the Series Seed Preferred Stock shall be as set forth herein.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Board” has the meaning set forth in the Recitals.

“Bylaws” has the meaning set forth in Section 4.1.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Class A Common Stock” means the Class A Common Stock, par value $0.00001 per share, of the Company.

“Class B Common Stock” means the Class B Common Stock, par value $0.00001 per share, of the Company.

“Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.

“Contingency Event” has the meaning set forth in Section 5.3(a).

“Conversion Price” has the meaning set forth in Section 5.l(a).

“Conversion Time” has the meaning set forth in Section 5.3(a).

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, including Options.

“Corporation” has the meaning set forth in the Preamble.

“Deemed Liquidation Event” means each of the following events, unless the Requisite Holders elect otherwise by written notice received by the Corporation not less than five days before the effective date of any such event:

(a) a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately before such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent of such surviving or resulting party; provided that, for the purpose of this definition, all shares of Common Stock issuable upon exercise of Convertible Securities outstanding immediately before such merger or consolidation are deemed to be outstanding immediately before such merger or consolidation and, if applicable, deemed to be converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged; or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all of the assets or intellectual property of the Corporation and its subsidiaries taken as a whole, or, if substantially all of the assets or intellectual property of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation, except where such sale, lease, transfer, exclusive license or other disposition is to the Corporation or one or more wholly owned subsidiaries of the Corporation.

“Mandatory Conversion Time” has the meaning set forth in Section 5.10.

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Original Issue Date” has the meaning set forth in Section 5.4.

“Original Issue Price” means $1.94 per share for Series Seed Preferred Stock.

“Preferred Stock” has the meaning set forth in the Recitals.

“Requisite Holders” means the holders of a majority of the outstanding shares of Series Seed Preferred Stock (voting as a single class on an as-converted basis).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Series Seed Preferred Stock” has the meaning set forth in Section 1.

3. Liquidation. Dissolution or Winding Up; Certain Mergers. Consolidations and Asset Sales.

3.1 Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, before any payment is made to the holders of Common Stock by reason of their ownership thereof, the holders of shares of Series Seed Preferred Stock then outstanding must be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to the greater of (a) the Original Issue Price for each share of Series Seed Preferred Stock, plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all shares of Series Seed Preferred Stock been converted into Class A Common Stock pursuant to Section 5 hereof immediately before such liquidation, dissolution or winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution or winding up or Deemed Liquidation Event, the funds and assets available for distribution to the stockholders of the Corporation are insufficient to pay the holders of shares of Series Seed Preferred Stock the full amount to which they are entitled under this Section 3.1, the holders of shares of Series Seed Preferred Stock will share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Series Seed Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

3.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series Seed Preferred Stock as provided in Section 3. I, the remaining funds and assets available for distribution to the stockholders will be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

3.3 Amount Deemed Paid or Distributed. The funds and assets deemed paid or distributed to the holders of capital stock of the Corporation upon any Deemed Liquidation Event will be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities will be determined in good faith by the Board.

4. Voting.

4.1 General. On any matter presented to the stockholders for their action or consideration at any meeting of stockholders (or by written consent of stockholders in lieu of a meeting), each holder of outstanding shares of Series Seed Preferred Stock may cast the number of votes equal to the number of whole shares of Class A Common Stock into which the shares of Series Seed Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Fractional votes will not be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series Seed Preferred Stock held by each holder could be converted) will be rounded to the nearest whole number (with one-half being rounded upward). Except as provided by law or by the other provisions of this of Certificate of Designation, holders of Series Seed Preferred Stock will vote together with the holders of Common Stock as a single class on an as-converted basis, will have full voting rights and powers equal to the voting rights and powers of the holders of Class A Common Stock, and will be entitled to notice of any stockholder meeting in accordance with the bylaws of the Corporation (the “Bylaws”).

4.2 Series Seed Preferred Stock Protective Provisions. At any time when at least 75% of the initially issued shares of Series Seed Preferred Stock remain outstanding, the Corporation will not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the Requisite Holders, given in writing or by vote at a meeting, consenting, or voting (as the case may be) separately as a single class:

(a) alter the rights, powers or privileges of the Series Seed Preferred Stock set forth in this Certificate of Designation, the Certificate of Incorporation, or Bylaws, as then in effect, in a way that adversely affects the Series Seed Preferred Stock; or

(b) authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers, or privileges set forth in the Certificate of Incorporation, as then in effect, that are senior to or on a parity with the Series Seed Preferred Stock.

5. Conversion. The holders of Series Seed Preferred Stock have the following conversion rights (the “Conversion Rights”):

5.1 Right to Convert.

(a) Conversion Ratio. Each share of Series Seed Preferred Stock is convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the Original Issue Price for the Series Seed Preferred Stock by the Conversion Price of such series of Series Seed Preferred Stock in effect at the time of conversion. The “Conversion Price” shall initially mean the Original Issue Price of the Series Seed Preferred Stock, subject to adjustment as provided in this Certificate of Designation.

(b) Termination of Conversion Rights. Subject to Section 5.3(a) in the case of a Contingency Event, in the event of a liquidation, dissolution, or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights will terminate at the close of business on the last full day preceding the date fixed for the first payment of any funds and assets distributable on such event to the holders of Series Seed Preferred Stock.

5.2 Fractional Shares. No fractional shares of Class A Common Stock will be issued upon conversion of Series Seed Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation will pay cash equal to such fraction multiplied by the fair market value of a share of Class A Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion will be determined on the basis of the total number of shares of Series Seed Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Class A Common Stock issuable upon such conversion.

5.3 Mechanics of Conversion.

(a) Notice of Conversion. To voluntarily convert shares of Series Seed Preferred Stock into shares of Class A Common Stock, a holder of Series Seed Preferred Stock will surrender the certificate or certificates for the shares of Series Seed Preferred Stock (or, if such registered holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for Series Seed Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that the holder elects to convert all or any number of the shares of Series Seed Preferred Stock represented by the certificate or certificates and, if applicable, any event on which the conversion is contingent (a “Contingency Event”). The conversion notice must state the holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class A Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion will be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates (or lost certificate affidavit and agreement) and notice (or, iflater, the date on which all Contingency Events have occurred) will be the time of conversion (the “Conversion Time”), and the shares of Class A Common Stock issuable upon conversion of the shares represented by such certificate will be deemed to be outstanding of record as of such time. The Corporation will, as soon as practicable after the Conversion Time, (a) issue and deliver to the holder, or to the holder’s nominees, a certificate or certificates for the number of whole shares of Class A Common Stock issuable upon the conversion in accordance with the provisions of this Certificate of Designation and a certificate for the number (if any) of the shares of Series Seed Preferred Stock represented by the surrendered certificate that were not converted into Class A Common Stock, (b) pay in cash such amount as provided in Section 5.2 in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion and (c) pay all declared but unpaid dividends on the shares of Series Seed Preferred Stock converted.

(b) Reservation of Shares. For the purpose of effecting the conversion of Series Seed Preferred Stock, the Corporation will at all times while any share of Series Seed Preferred Stock is outstanding, reserve and keep available out of its authorized but unissued capital stock, that number of its duly authorized shares of Class A Common Stock as may from time to time be sufficient to effect the conversion of all outstanding shares of Series Seed Preferred Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock is not be sufficient to effect the conversion of all then-outstanding shares of Series Seed Preferred Stock, the Corporation will use its best efforts to cause such corporate action to be taken as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as will be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Certificate of Incorporation. Before taking any action that would cause an adjustment reducing the Conversion Price of Series Seed Preferred Stock below the then-par value of the shares of Common Stock issuable upon conversion of such series of Series Seed Preferred Stock, the Corporation will take any corporate action that may be necessary so that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(c) Effect of Conversion. All shares of Series Seed Preferred Stock that have been surrendered for conversion as provided in this Certificate of Designation will no longer be deemed to be outstanding and all rights with respect to such shares will immediately cease and terminate at the Conversion Time, except only the right of the holders of such shares to receive shares of Class A Common Stock in exchange for such shares, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 5.3(b), and to receive payment of any dividends declared but unpaid on such shares. Any shares of Series Seed Preferred Stock so converted will be retired and cancelled by the Corporation and may not be reissued.

(d) No Further Adjustment. Upon any conversion of shares of Series Seed Preferred Stock, no adjustment to the Conversion Price of the Series Seed Preferred Stock will be made with respect to the converted shares for any declared but unpaid dividends on such Series Seed Preferred Stock or on Class A Common Stock delivered upon conversion.

5.4 Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the date on which the first share of a Series Seed Preferred Stock is issued by the Corporation (such date referred to herein as the “Original Issue Date”) effects a subdivision of the outstanding shares of Common Stock, the Conversion Price of each share of Series Seed Preferred Stock in effect immediately before such subdivision will be proportionately decreased so that the number of shares of Class A Common Stock issuable upon conversion of each share of such series will be increased in proportion to the increase in the aggregate number of shares of Class A Common Stock outstanding. If the Corporation at any time or from time to time after the Original Issue Date combines the outstanding shares of Common Stock, the Conversion Price of each share of Series Seed Preferred Stock in effect immediately before such combination will be proportionately increased so that the number of shares of Class A Common Stock issuable upon conversion of each share of Series Seed Preferred Stock will be decreased in proportion to the decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 5.4 becomes effective at the close of business on the date the subdivision or combination becomes effective.

5.5 Adjustment for Certain Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price of such share of Series Seed Preferred Stock in effect immediately before the event will be decreased as of the time of such issuance or, if a record date has been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(a) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately before the time of the issuance or the close of business on the record date, and

(b) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately before the time of such issuance or the close of business on the record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (i) if such record date has been fixed and the dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price will be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price will be adjusted pursuant to this Section 5.5 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment will be made if the holders of Series Seed Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of Series Seed Preferred Stock had been converted into Common Stock on the date of the event.

5.6 Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Original Issue Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock), then and in each such event the Corporation will make, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution to the holders of the Series Seed Preferred Stock in an amount equal to the amount of securities as the holders would have received if all outstanding shares of Series Seed Preferred Stock had been converted into Class A Common Stock on the date of such event.

5.7 Adjustment for Reclassification. Exchange and Substitution. If at any time or from time to time after the Original Issue Date, Class A Common Stock issuable upon the conversion of shares of Series Seed Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification, or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 5.4, 5.5, 5.6 or 5.8 or by Section 3.3 regarding a Deemed Liquidation Event), then in any such event each holder of Series Seed Preferred Stock may thereafter convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Class A Common Stock into which shares of Series Seed Preferred Stock could have been converted immediately before such recapitalization, reclassification or change.

5.8 Adjustment for Merger or Consolidation. Subject to the provisions of Section 3.3, if any consolidation or merger occurs involving the Corporation in which Common Stock (but not Series Seed Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 5.5, 5.6 or 5.7), then, following any such consolidation or merger, the Corporation will provide that each share of Series Seed Preferred Stock will thereafter be convertible, in lieu of Class A Common Stock into which it was convertible before the event, into the kind and amount of securities, cash, or other property which a holder of the number of shares of Class A Common Stock issuable upon conversion of one share of Series Seed Preferred Stock immediately before the consolidation or merger would have been entitled to receive pursuant to the transaction; and, in such case, the Corporation will make appropriate adjustment (as determined in good faith by the Board) in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the holders of Series Seed Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price of Series Seed Preferred Stock) will thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of Series Seed Preferred Stock.

5.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series Seed Preferred Stock pursuant to this Section 5, the Corporation at its expense will, not later than 90 days thereafter, compute such adjustment or readjustment in accordance with the terms of this Certificate of Designation and furnish to each holder of Series Seed Preferred Stock a certificate setting forth the adjustment or readjustment (including the kind and amount of securities, cash, or other property into which the Series Seed Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, as promptly as reasonably practicable after the written request at any time of any holder of Series Seed Preferred Stock (but in any event not later than 90 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Conversion Price of the Series Seed Preferred Stock then in effect and (b) the number of shares of Class A Common Stock and the amount, if any, of other securities, cash, or property which then would be received upon the conversion of the Series Seed Preferred Stock.

5.10 Mandatory Conversion. Upon either (a) the closing of the sale of shares of Class A Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders at the time of such vote or consent, voting as a single class on an as-converted basis (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent, the “Mandatory Conversion Time”), (i) all outstanding shares of Series Seed Preferred Stock will automatically convert into shares of Class A Common Stock, at the applicable ratio described in Section 5. l(a) as the same may be adjusted from time to time in accordance with Section 5 and (ii) such shares may not be reissued by the Corporation.

5.11 Procedural Requirements. The Corporation will notify in writing all holders of record of shares of Series Preferred Stock of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to Section 5.10. Unless otherwise provided in this Certificate of Designation, the notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of the notice, each holder of shares of Series Seed Preferred Stock will surrender such holder’s certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and will thereafter receive certificates for the number of shares of Class A Common Stock to which such holder is entitled pursuant to this Section 5. If so required by the Corporation, certificates surrendered for conversion will be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. All rights with respect to Series Seed Preferred Stock converted pursuant to Section 5.10, including the rights, if any, to receive notices and vote (other than as a holder of Class A Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or before such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5.11. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series Seed Preferred Stock, the Corporation will issue and deliver to such holder, or to such holder’s nominee(s), a certificate or certificates for the number of whole shares of Class A Common Stock issuable upon such conversion in accordance with the provisions hereof, together with cash as provided in Section 5.2 in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series Seed Preferred Stock converted. Such converted shares of Series Seed Preferred Stock will be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series Seed Preferred Stock accordingly.

6. Dividends. The Corporation will declare all dividends pro rata on Common Stock and Series Seed Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders. For this purpose, each holder of shares of Series Seed Preferred Stock will be treated as holding the greatest whole number of shares of Class A Common Stock then issuable upon conversion of all shares of Series Seed Preferred Stock held by such holder pursuant to Section 5.

7. Redeemed or Otherwise Acquired Shares. Any shares of Series Seed Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries will be automatically and immediately cancelled and retired and will not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series Seed Preferred Stock following any such redemption.

8. Waiver. Any of the rights, powers, privileges and other terms of the Series Seed Preferred Stock set forth herein may be waived prospectively or retrospectively on behalf of all holders of Series Seed Preferred Stock by the affirmative written consent or vote of the Requisite Holders.

9. Notice of Record Date. In the event:

9.1 the Corporation takes a record of the holders of Common Stock (or other capital stock or securities at the time issuable upon conversion of Series Seed Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security;

9.2 of any capital reorganization of the Corporation, any reclassification of Common Stock, or any Deemed Liquidation Event; or

9.3 of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of Series Seed Preferred Stock a written notice specifying, as the case may be, (i) the record date for such dividend, distribution, or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of Series Seed Preferred Stock) will be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding up, and the amount per share and character of such exchange applicable to Series Seed Preferred Stock and Common Stock. The Corporation will send the notice no less than 7 days before the earlier of the record date or effective date for the event specified in the notice.

10. Notices. Except as otherwise provided herein, any notice required or permitted by the provisions of this Certificate of Designation to be given to a holder of shares of Series Seed Preferred Stock must be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and will be deemed sent upon such mailing or electronic transmission